UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Soliciting Material Pursuant to §240.14a-12

REPUBLIC FIRST BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

George E. Norcross, III

Gregory B. Braca

Philip A. Norcross

Avery Conner Capital Trust

Susan D. Hudson, in her capacity as a Trustee

Geoffrey B. Hudson, in his capacity as a Trustee

Rose M. Guida, in her capacity as a Trustee

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On June 21, 2023, George E. Norcross, III, Gregory B. Braca, Philip A. Norcross, Avery Conner Capital Trust, a trust organized under the laws of the State of Florida (the “Avery Conner Capital Trust”), Susan D. Hudson, in her capacity as a Trustee of the Avery Conner Capital Trust, Geoffrey B. Hudson, in his capacity as a Trustee of the Avery Conner Capital Trust and Rose M. Guida, in her capacity as a Trustee of the Avery Conner Capital Trust, issued the following press release:

Norcross Braca Group Calls for Removal of Andrew B. Cohen as Chair of Republic First Due to Conflicts, Failure to Complete Capital Raise

Company Share Price Plunged in Immediate Aftermath of Cohen’s Appointment Last Month

CAMDEN, NJ: George E. Norcross, III, Gregory B. Braca, and Philip A. Norcross today called for Andrew B. Cohen to either resign or be removed as Chairman of Republic First Bancorp, Inc. (FRBK) (“Republic First” or “Company”) on the grounds that “[h]is position is riddled with irreconcilable conflicts of interest” given the Company’s quick and as of yet unexplained abandonment of the $125 million capital raise Cohen was to help lead. When Cohen’s appointment as Chairman was announced just two weeks after the capital raise was suspended, Republic First’s share price plunged by double digits and today stands roughly 30% below where it was the morning of the announcement.

In a new letter to the Board, the trio wrote, “We believe that even if he meets the technical definition, Mr. Cohen is clearly not an independent chairman and any purported recusal by him with respect to the capital raise issue is clearly illusionary, given his control of the Board as evidenced by his recent promotion” and the decision to forgo the capital raise “was clearly beneficial for Mr. Cohen (who avoids investing at nearly double the then stock price) [but to] the detriment of the other shareholders;…”

On March 10, 2023, Republic First issued a press release touting a planned $125 million capital raise to be led by Castle Creek Capital and Cohen-linked firms at a share price of $2.25. Just two months later, and with decidedly less fanfare, the raise was shelved as closing share prices fell to just $1.02 on May 15th. Republic First claimed the raise was unneeded despite subsequent announcements that it was suspending the payment of dividends on its preferred stock and interest on its debt securities and reducing services, staffing and branch locations. Republic First leaders have refused to respond to questions about the decision to suspend the clearly needed capital raise.

“We view Mr. Cohen’s continued presence as Chairman as a naked abuse of power and simply a scheme designed to enable him to escape from his obligations to complete the equity capital plan as originally contemplated and described above. That scheme must be stopped now,” closed the Norcross Braca group. “We, therefore, demand that Mr. Cohen immediately resign as Chairman of the Board and, if he does not do so promptly, the Board should remove him from that position without further delay.”

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS The Group (as defined below) intends to file a proxy statement that will be accompanied by a proxy card with the Securities and Exchange Commission (the “SEC”) with respect to the election of directors of Republic First Bancorp, Inc. (the “Issuer”) to occur at the 2022 annual meeting of shareholders (the “2022 Annual Meeting”) when it is scheduled.

GEORGE E. NORCROSS, III, GREGORY B. BRACA, PHILIP A. NORCROSS, AVERY CONNER CAPITAL TRUST AND SUSAN D. HUDSON, GEOFFREY B. HUDSON, ROSE M. GUIDA AND PHILIP A. NORCROSS, EACH IN THEIR CAPACITIES AS CO-TRUSTEES THEREOF (COLLECTIVELY, THE “GROUP”), MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES WITH RESPECT TO THE 2022 ANNUAL MEETING. A DESCRIPTION OF THE PARTICIPANTS’ INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, IS CONTAINED IN THE SCHEDULE 13D, JOINTLY FILED BY THE GROUP ON JANUARY 31, 2022, AS AMENDED FROM TIME TO TIME. SHAREHOLDERS OF THE ISSUER ARE STRONGLY ADVISED TO READ THE GROUP’S PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV [sec.gov].